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                                                                     EXHIBIT 4.3

                                 AMENDMENT NO. 2
                                       TO
                             1996 STOCK OPTION PLAN
                                       OF
                            THE INTERCEPT GROUP, INC.

     WHEREAS, effective as of November 12, 1996, the Board of Directors and the shareholders of The InterCept Group, Inc. approved and adopted The InterCept Group, Inc. amended and restated 1996 Stock Option Plan (the "1996 Plan");

     WHEREAS, on March 29, 2000, the Board of Directors approved and adopted an amendment of the 1996 Plan and recommended that it be approved by the shareholders (the "First Amendment");

     WHEREAS, the First Amendment was duly approved by the shareholders after it was submitted to the shareholders for their vote in the Definitive Proxy Statement of The InterCept Group, Inc. on Schedule 14A filed with the Securities and Exchange Commission on April 14, 2000; and

     WHEREAS, on November 2, 2001, the Board of Directors approved and adopted the following amendment to the 1996 Plan, as previously amended in the First Amendment (the "Second Amendment");

     NOW, THEREFORE, the 1996 Plan, as previously amended in the First Amendment, is hereby further amended as follows:

     1. Section 5.1 is deleted in its entirety and replaced with the following:

     5.1 Limitations. Subject to any antidilution adjustment pursuant to the
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         provisions of Section 5.2 hereof, the maximum number of shares of
         Stock that may be issued hereunder shall be 2,840,557, and not more than 315,795 shares of Stock may be made subject to Options to any individual in the aggregate in any one fiscal year of the Company, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code. The number of shares of Stock available for issuance hereunder shall automatically increase on the first trading day each calendar year beginning January 1, 1999, by an amount equal to three percent (3%) of the shares of Stock outstanding on the trading day immediately preceding January 1; but in no event shall any such annual increase exceed 315,795 shares (subject to adjustment under Section 5.2). Any or all shares of Stock subject to the Plan may be issued in any combination of Incentive Stock Options, non-Incentive Stock Options, Restricted Stock, or SARs, and the amount of Stock subject to the Plan

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         may be increased from time to time in accordance with Article X, provided that the total number of shares of Stock issuable pursuant to Incentive Stock Options may not be increased to more than 2,815,557 (other than pursuant to anti-dilution adjustments and the annual increase provided above) without shareholder approval. Shares subject to an Option or issued as an Award may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option or Award that has terminated for any reason (except as set forth in the following paragraph), or any forfeited portion of an Option or Award, and shares tendered for cashless exercise and withheld for taxes may again be optioned or awarded under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option or award hereunder.

         If Options are issued in respect of options to acquire stock of any entity acquired, by merger or otherwise, by the Company (or any subsidiary of the Company), to the extent that such issuance shall not be inconsistent with the terms, limitations and conditions of Code
         Section 422 or Rule 16b-3 under the Exchange Act, the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be increased by the number of shares subject to the Options so issued; provided, however, that the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be decreased by the number of shares covered by any unexercised portion of an Option so issued that has terminated for any reason, and the shares subject to any such unexercised portion may not be optioned to any other person.

     2. Effective Date and Termination Date. The effective date of this Amendment is November 2, 2001, the date on which the Board adopted this Amendment. This Amendment shall terminate on the tenth anniversary of the effective date of the Plan.


                                      THE INTERCEPT GROUP, INC

                                      By: /s/ Scott R. Meyerhoff
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                                          Name:  Scott R. Meyerhoff
                                          Title: Chief Financial Officer, Senior
                                                 Vice President, and Secretary